Exhibit 99.1

Meridian Corporation’s Fourth Quarter 2019 Earnings Increase 33% Year-Over-Year to $3.1 Million, or $0.49 Per Diluted Share

MALVERN, Pa., January 27, 2020 — Meridian Corporation (“Meridian”) (Nasdaq: MRBK) today reported net income increased 32.7% to $3.1 million, or $0.49 per diluted share for the fourth quarter of 2019, compared to $2.4 million, or $0.37 per diluted share, in the fourth quarter of 2018, generating a return on average assets and return on average equity of 1.13% and 10.41%, respectively, for the current quarter.  For the year ended December 31, 2019, Meridian’s net income increased $2.3 million or 28.4% to $10.5 million, or $1.63 per diluted share, compared to $8.2 million, or $1.27 per diluted share, for 2018.

“For the fourth quarter and the full year, our stellar performance reflects the successful execution of our strategic growth plan which is supported by the growth in our core commercial loan business and strong results in our SBA loan and mortgage businesses,” said Christopher J. Annas, Chairman and CEO.  “We generated record net income for the fourth quarter and year, and delivered returns on average equity and average assets of 9.09% and 1.01%, respectively for the year.  At the same time, commercial loan balances grew 18% contributing to the increase in net interest income of 11% over prior year.”

“Our mortgage segment recorded its 8th consecutive profitable year, earning $2.4 million before taxes, with purchase and refinance activity continuing strong through the fourth quarter,” Annas continued.  “As we head into 2020, we feel confident about the opportunity to gain market share across our franchise and our ability to prudently manage our operating expenses as we continue to invest in the future.”

Financial Highlights

•

Net income for the fourth quarter of 2019 and the full year was $3.1 million and $10.5 million, respectively, increases of $773 thousand or 32.7% and $2.3 million or 28.4% as compared to net income for the same periods in 2018.

•	The net interest margin was 3.61%, and 3.65%, for the fourth quarter and the full year, respectively, compared to 3.70% and 3.80% for the same periods in 2018.
•	Net interest income increased $1.2 million or 14.5% and $3.7 million or 11.3% for the three and twelve months ended December 31, 2019 over the same periods in 2018.
•	Total assets increased $153.5 million, or 15.4% to $1.2 billion as of December 31, 2019 compared to a year ago.
•	Total portfolio loans and leases increased $126.6 million, or 15.1% year-over-year, to $964.7 million as of December 31, 2019.
•	Total deposits grew $99.0 million, or 13.2% to $851.2 million as of December 31, 2019, compared to a year ago.
•	Non-interest bearing deposits increased $13.3 million, or 10.5% year-over-year, to $139.5 million as of December 31, 2019.
•	Meridian raised $40 million in subordinated debt at 5.375% during the fourth quarter of 2019 for growth and retired $7.1 million of 7.25% Meridian Bank (“Bank”) debt.
•

Mortgage segment originated $178.3 million and $603.1 million in loans during the three and twelve months ended December 31, 2019, respectively, resulting in $7.2 million and $26.0 million in revenue for the same periods, respectively.

Select Condensed Financial Information

	For the Quarter Ended (Unaudited)
	2019	2019	2019	2019	2018
(Dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Income:
Net income - consolidated	$3,137	$3,317	$2,022	$2,006	$2,364
Basic earnings per common share	$0.49	$0.52	$0.32	$0.31	$0.37
Diluted earnings per common share	$0.49	$0.52	$0.31	$0.31	$0.37
Net interest income - consolidated	9,664	9,274	8,922	8,477	8,441

	At the Quarter Ended (Unaudited)
	2019	2019	2019	2019	2018
	December 31	September 30	June 30	March 31	December 31
Balance Sheet:
Total assets	$1,150,961	$1,126,937	$1,055,906	$1,027,514	$997,480
Loans, net of fees and costs	964,710	935,858	885,172	862,372	838,106
Total deposits	851,168	858,461	840,714	810,713	752,130
Non-interest bearing deposits	139,450	129,302	127,158	115,464	126,150
Stockholders' Equity	120,695	117,772	114,379	111,992	109,552

	At the Quarter Ended (Unaudited)
	2019	2019	2019	2019	2018
	December 31	September 30	June 30	March 31	December 31
Balance Sheet (Average Balances):
Total assets	$1,105,246	$1,059,456	$1,001,908	$977,205	$944,486
Loans, net of fees and costs	956,598	912,781	874,836	849,237	809,489
Total deposits	859,611	844,568	836,133	788,587	788,796
Non-interest bearing deposits	137,578	126,101	117,664	122,729	128,595
Stockholders' Equity	119,575	116,547	113,605	111,197	108,302

	At the Quarter Ended (Unaudited)
	2019	2019	2019	2019	2018
	December 31	September 30	June 30	March 31	December 31
Performance Ratios:
Return on average assets - consolidated	1.13%	1.24%	0.81%	0.83%	0.99%
Return on average equity - consolidated	10.41%	11.29%	7.14%	7.32%	8.66%

	For the Quarter Ended (Unaudited)
	2019	2019	2019	2019	2018
Other Select Condensed Financial Information	December 31	September 30	June 30	March 31	December 31
Mortgage:
Net interest income	$85	$67	$41	$58	$160
Non-interest income	7,177	7,662	5,957	5,166	6,061
Non-interest expense	6,105	6,393	6,195	5,234	5,541
Operating Margin	1,157	1,336	(197)	(10)	680

Reconciliation of Non-GAAP Financial Measures

Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate performance trends and the adequacy of common equity. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Meridian believes adjusted net income, adjusted earnings per common share, adjusted ROAA and adjusted ROAE provide a greater understanding of ongoing operations and enhances comparability of results with prior periods. Because management believes that these adjustments are not incurred as a result of ongoing operations, they are not as helpful a measure of the performance of our underlying business, particularly in light of their unpredictable nature and are difficult to forecast. This supplemental presentation should not be construed as an inference that Meridian’s future results will be unaffected by similar adjustments to these measures determined in accordance with GAAP.

		Adjusted Net Income and Earnings per Share (Unaudited)
	2019	2019	2019	2019	2018
(Dollars in thousands, except per share data)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Net income - consolidated	$3,137	$3,317	$2,022	$2,006	$2,364
Litigation settlement adjustment, net of tax	—	—	517	97	—
Adjusted net income - consolidated(1)	3,137	3,317	2,539	2,103	2,364

Net income per common share, diluted	$0.49	$0.52	$0.31	$0.31	$0.37
Litigation settlement adjustment, net of tax	—	—	0.08	0.02	—
Adjusted diluted earnings per share(1)	$0.49	$0.52	$0.39	$0.33	$0.37

		Adjusted Return Ratios (Unaudited)
	2019	2019	2019	2019	2018
	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Return on average assets - consolidated	1.13%	1.24%	0.81%	0.83%	0.99%
Adjusted return on average assets - consolidated(1)	1.13%	1.24%	1.02%	0.87%	0.99%
Return on average equity - consolidated	10.41%	11.29%	7.14%	7.32%	8.66%
Adjusted return on average equity - consolidated(1)	10.41%	11.29%	8.96%	7.67%	8.66%

(1)

Adjusted net income, adjusted earnings per common share, adjusted ROAA and adjusted ROAE are non-GAAP measures and remove the tax effect of the charges to earnings for the settlement of outstanding litigation of $148 thousand (second quarter of 2019), and $28 thousand (first quarter of 2019), respectively,

Income Statement Summary

Net income was $3.1 million, or $0.49 per diluted share for the fourth quarter of  2019 compared to net income of $2.4 million, or $0.37 per diluted share, for the same period in 2018. The increase was attributable to the expansion of net interest income of $1.2 million, an increase in non-interest income of $1.5 million as well as a  reduction of $357 thousand in provision for loan loss, partially offset by an increase of $2.0 million in non-interest expense as well as an increase of $301 thousand in income taxes period over period. Net income was $10.5 million, or $1.63 per diluted share, for the twelve months of 2019 compared to $8.2 million, or $1.27 per diluted share, for the same period in 2018. The increase was attributable to the expansion of net interest income of $3.7 million, an increase in non-interest income of $743 thousand as well as a  reduction of $676 thousand in provision for loan loss, partially offset by an increase of $2.1 million in non-interest expense as well as an increase of $706 thousand in income taxes period over period.

Net interest income increased $1.2 million, or 14.5%, to $9.7 million for the fourth quarter 2019, from $8.5 million for the same period in 2018. The growth in interest income for the fourth quarter of 2019 compared to the fourth quarter a year ago reflects an increase in average interest earning assets of $157.3 million. Net interest income increased $3.7 million, or 11.3%, to $36.3 million for the twelve months of 2019, from $32.7 million for the same period in 2018. The growth in interest income for 2019 reflects an increase in average interest earning assets of $136.1 million. Increases over both periods were partially offset by the decrease in the net interest margin. The net interest margin was 3.61%, and 3.65%, for the three and twelve months ended December 31, 2019, respectively, compared to 3.70% and 3.80% for the same periods in 2018. The decrease in net interest margin reflects pressure from cost of funds during both periods which did not reprice at the same level as variable related assets.

Reflecting strong asset quality and significant recoveries, Meridian’s provision for loan losses decreased $357 thousand in the fourth quarter of 2019, compared to the fourth quarter a year ago.  In the twelve months ended December 31, 2019, the provision for loan losses decreased $676 thousand to $901 thousand, compared to the same period in 2018. The decrease for both periods is a result of significant net loan recoveries of $256 thousand for the fourth quarter as well as $560 thousand for the year.

Total non-interest income for the fourth quarter of 2019 was $8.9 million, up $1.4 million or 19.4%, from the comparable period in 2018. Total non-interest income for the year ended December 31, 2019 was $33.1 million, up $743 thousand or 2.3%, from 2018. The increase in non-interest income for both periods was the result of increased mortgage revenue as well as SBA income recognized on the sales of SBA loans.  For the fourth quarter of 2019, $288 thousand of revenue was recognized from SBA loan sales and $1.4 million was recognized during the twelve months ended December 31, 2019. There were no SBA loan sales in the prior year. Mortgage revenue for the fourth quarter of 2019 was $7.0 million, up $1.2 million or 21.6%, from the same period in 2018 due to higher levels of loan originations and sales. Mortgage revenue for the year ended December 31, 2019 was $26.2 million, relatively unchanged from the same period in 2018. In addition, fair value gains, up $92 thousand or 88.5%, increased non-interest income by $196 thousand for the fourth quarter of 2019. Fair value gains were $489 thousand for the twelve months of 2019, compared to fair value losses of $368 thousand for the twelve months in 2018.

Wealth management revenue was up $5 thousand for the fourth quarter 2019 compared to the fourth quarter of 2018. For the twelve month period of 2019, wealth management revenue was down $293 thousand to $3.6 million reflecting the market value changes in assets under management largely from the first quarter. Included in other non-interest income is fee income as well as hedging gains and losses.  For the fourth quarter of 2019 fee income was $435 thousand compared to $464 thousand for the fourth quarter of 2018 and $1.6 million for the full year of 2019 compared to $1.6 million for the same period in 2018.  Fee income is comprised mainly of FHLB stock dividend income, wire transfer fee income, title fee income, as well as various other less significant income sources.  Hedging losses for the fourth quarter 2019 were $24 thousand compared to hedging gains of $93 thousand for the fourth quarter of 2018.  Hedging losses were $816 thousand for the full year of 2019 compared to hedging gains of $627 thousand for the same period in 2018.

Total non-interest expense was $14.5 million for the fourth quarter of 2019, up $1.9 million, or 15.5%, from $12.6 million for the fourth quarter a year ago and $55.0 million for the year, up $2.1 million or 3.9%, from $52.9 million for the same period in the 2018.   Salaries and employee benefits expense as well as loan expenses are affected by variable expenses related to residential loan originations in the mortgage segment.  Loan originations for the fourth quarter of 2019 were higher than the same period in 2018 due to a  favorable rate environment which allowed for greater than normal refinance activity.  Overall, loan originations for the year were down from the prior year, so these expenses were down in the year over year comparison. There was a $1.3 million or 16.0% increase in salaries and employee benefits for the fourth quarter of 2019 compared to the same period in 2018 due to an increase in corporate employees as well as an increase in incentive-based and commission-based compensation. For the twelve-month year over year comparison, mortgage segment salaries expense decreased $2.0 million (as originations levels were down from prior year) largely offsetting increased corporate salaries expense.  Variable loan expenses increased by $120 thousand, or 20.6%, over the three-month period ended December 31, 2019, compared to the same period in 2018 reflecting the higher level of mortgage originations in the fourth quarter year-over-year. Variable loan expense decreased $64 thousand, or 2.4%, for the twelve months of 2019 compared to the same period in 2018 due to lower level of mortgage originations overall for the year.

Occupancy and equipment expense was up $52 thousand or 5.7% for the last three months of 2019 due to increased rental space for Philadelphia offices and relatively flat for the twelve month periods. Professional fees were up $122 thousand, or 24.8%, and $452 thousand, or 20.9%, for the three and twelve month periods ended December 31, 2019 compared to the same periods in 2018.  For the fourth quarter of 2019, professional fees were up due to accounting and compliance fees related to public reporting requirements and mortgage compliance.  For the twelve month period, the higher professional fees were due largely to legal and accounting fees incurred as part of the Maryland mortgage licensing issue in the first quarter, in addition to legal fees incurred related to the litigation matter discussed below.

Advertising and promotion expenses were up $153 thousand, or 27.7%, and $120 thousand, or 5.1%, for the three and twelve month periods ended December 31, 2019 compared to the same periods in 2018. Increased advertising and promotion for the quarter reflects timing of promotional events.  Increased advertising year over year was specifically related business development efforts and outdoor advertising, both which reflect the growth of the company/market expansion.  Data processing and information technology expenses were up over these same periods due to increased customer transaction volume.  Communications expense decreased over these same periods as the number of office locations declined from the prior year.

Other non-interest expenses increased $184 thousand, or 16.2%, to $1.3 million for the fourth quarter of 2019, compared to the fourth quarter a year ago.  The increase was primarily due to software, employee expenses as well as the amortization of mortgage and SBA loan servicing rights. In the twelve months of 2019, other non-interest expenses increased $1.2 million, or 29.6%, to $5.1 million when compared to the prior year period. The settlement of the outstanding litigation matter contributed $790 thousand to other non-interest expense, along with $79 thousand of other expense incurred for the previously disclosed Maryland mortgage licensing issue.  Increases in the PA shares tax assessment, FDIC insurance due to the growth of the Bank also contributed to higher other non-interest expenses during the year-to-date period, from the same period in the prior year.

Balance Sheet Summary

As of December 31, 2019, total assets were $1.2 billion compared with $997.5 million as of December 31, 2018. Total assets increased $153.5 million, or 15.4%, on a year-over-year basis primarily due to 15.1% loan growth.

Total loans, excluding mortgage loans held for sale, grew $126.6 million, or 15.1%, to $964.7 million as of December 31, 2019, from $838.1 million as of December 31, 2018. The increase in loans is attributable to our expanding presence in the Philadelphia market area, which continues to show growth in real estate investments. Commercial loans increased a net $19.3 million, or 7.6%, year-over-year.  Commercial real estate and commercial construction loans combined increased $92.0 million, or 20.9%, year-over-year. SBA loans increased $16.0 million or 278.6%, as a result of the new lending team hired in the fourth quarter of 2018.  Residential loans held in portfolio and home equity loans remained relatively flat year-over-year at $54 million and $82 million, respectively. Residential mortgage loans held for sale decreased $4.0 million, or 10.6%, to $33.7 million as of December 31, 2019 from December 31, 2018 as loan originations were lower in 2019 compared to 2018, combined with the timing of when such loans are actually sold.

Deposits were $851.2 million as of December 31, 2019, up $99.0 million, or 13.2%, from December 31, 2018. Non-interest bearing deposits increased $13.3 million, or 10.5%, from December 31, 2018. Money market accounts/savings accounts increased $72.8 million, or 31.3%, since December 31, 2018 due to new or increased business money market accounts.  Interest-bearing checking accounts decreased $20.2 million, or 17.6%, year-over-year.  Municipal checking deposits accounted for most of the change.  Certificates of deposit increased $33.1 million, or 11.9%, since December 31, 2018.  Borrowings were $126.8 million as of December 31, 2019, up $6.3 million, or 5.2%, from December 31, 2018. These increases, led by short-term borrowings, were used to help fund loan growth, along with the deposit growth noted above. Meridian also raised $40 million in subordinated debt at 5.375% during the fourth quarter of 2019 for growth and retired $7.1 million of 7.25% Bank debt.

Consolidated stockholders’ equity of the Corporation was $120.7 million, or 10.5% of total assets as of December 31, 2019, as compared to $109.6 million, or 11.0% of total assets as of December 31, 2018. As of December 31, 2019, the Tier 1 leverage ratio was 14.08%, the Tier 1 risk-based capital and common equity ratios were 14.98%, and total risk-

based capital was 16.09%. Year-end numbers show a tangible common equity to tangible assets ratio of 13.52%. Tangible book value per share was $18.09 as of December 31, 2019, compared with $16.31 as of December 31, 2018.

Asset Quality Summary

Asset quality remains strong year-over-year. The Bank had net recoveries to total average loans of 0.03% and 0.00% for the quarters ended December 31, 2019, and 2018, respectively.  The Bank had net recoveries to total average loans of 0.06% for the year ended December 31, 2019 and net charge-offs of 0.03% for the same period in 2018.  Total non-performing assets were $3.5 million as of December 31, 2019, compared to $4.0 million as of December 31, 2018. The ratio of non-performing assets to total assets as of December 31, 2019 was 0.30% compared to 0.39% as of December 31, 2018. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value, was 1.00% as of December 31, 2019, compared to 0.97% recorded as of December 31, 2018.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is a full-service commercial bank headquartered in Malvern, Pennsylvania with 20 offices in the greater Philadelphia Metro market. The Bank offers a full range of commercial and retail loan and deposit products, along with wealth management and electronic payment services. Meridian Mortgage, a segment of the Bank, is a top tier provider of residential mortgage loans. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

 “Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission (including our Annual Report on Form 10-K for the year ended December 31, 2018) and, for periods prior to the completion of the holding company reorganization, Meridian Bank’s filings with the FDIC, including Meridian Bank’s Annual Report on Form 10‑K for the year ended December 31, 2017, subsequently filed quarterly reports on Form 10‑Q and current reports on Form 8‑K that update or provide information in addition to the information included in the Form 10‑K and Form 10‑Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

FINANCIAL RATIOS

		Quarterly
	2019	2019	2019	2019	2018
(Dollars in thousands, except per share data)	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR
Earnings and Per Share Data
Net income	$3,137	$3,317	$2,022	$2,006	$2,364
Basic earnings per common share	0.49	0.52	0.32	0.31	0.37
Diluted earnings per common share	0.49	0.52	0.31	0.31	0.37
Common shares outstanding	6,404	6,408	6,407	6,407	6,407

Performance Ratios
Return on average assets - consolidated	1.13%	1.24%	0.81%	0.83%	0.99%
Return on average equity - consolidated	10.41%	11.29%	7.14%	7.32%	8.66%
Net interest margin (TEY)	3.61%	3.61%	3.72%	3.67%	3.70%
Yield on earnings assets	5.18%	5.29%	5.44%	5.33%	5.19%
Cost of funds	1.71%	1.83%	1.89%	1.81%	1.65%
Efficiency ratio - consolidated	78%	74%	85%	81%	79%
Adjusted efficiency ratio - consolidated (non-GAAP)	78%	74%	81%	80%	79%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	(0.03%)	0.00%	(0.03%)	(0.01%)	0.00%
Non-performing loans/Total loans	0.34%	0.40%	0.45%	0.43%	0.45%
Non-performing assets/Total assets	0.30%	0.36%	0.40%	0.38%	0.39%
Allowance for loan losses/Total loans	0.95%	0.95%	0.93%	0.94%	0.92%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value)	1.00%	1.01%	0.99%	0.99%	0.97%
Allowance for loan losses/Non-performing loans	281.20%	236.95%	208.28%	218.64%	204.85%

Capital Ratios
Book value per common share	$18.84	$18.38	$17.85	$17.48	$17.10
Tangible book value per common share	$18.09	$17.62	$17.09	$16.70	$16.31
Total equity/Total assets	10.49%	10.45%	10.83%	10.90%	10.98%
Tangible common equity/Tangible assets	13.52%	10.06%	10.42%	10.47%	10.53%
Tier 1 leverage ratio	14.08%	10.69%	10.96%	11.01%	11.16%
Common tier 1 risk-based capital ratio	14.98%	11.25%	11.37%	11.71%	11.72%
Tier 1 risk-based capital ratio	14.98%	11.25%	11.37%	11.71%	11.72%
Total risk-based capital ratio	16.09%	13.11%	13.23%	13.65%	13.66%

	Statements of Income (Unaudited)		Statements of Income (Unaudited)
	Quarter Ended		Twelve Months Ended
(Dollars in Thousands)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest Income
Interest and fees on loans	$13,441	$11,476	$51,127	$42,694
Investments and cash	436	410	1,736	1,370
Total interest income	13,877	11,886	52,863	44,064

Interest Expense
Deposits	3,323	3,056	13,907	9,227
Borrowings	890	389	2,620	2,180
Total interest expense	4,213	3,445	16,527	11,407

Net interest income	9,664	8,441	36,336	32,657
Provision for loan losses	(38)	319	901	1,577
Net interest income after provision for loan losses	9,702	8,122	35,435	31,080

Non-Interest Income
Mortgage banking income	7,028	5,780	26,167	26,187
Wealth management income	926	921	3,624	3,917
SBA income	288	—	1,448	—
Earnings on investment in life insurance	72	74	290	300
Net change in fair value of mortgage related financial instruments	196	104	489	(368)
Gain (loss) on sale of investment securities available-for-sale	(47)	—	165
Service charges	29	28	110	115
Other	417	557	805	2,204
Total non-interest income	8,909	7,464	33,098	32,355

Non-Interest Expenses
Salaries and employee benefits	9,368	8,075	35,157	34,794
Occupancy and equipment	961	909	3,806	3,779
Loan expenses	703	583	2,579	2,643
Professional fees	614	492	2,614	2,162
Advertising and promotion	706	553	2,475	2,355
Data processing	336	337	1,327	1,261
Information technology	337	271	1,256	1,107
Communications	165	203	675	886
Other	1,317	1,133	5,130	3,958
Total non-interest expenses	14,507	12,556	55,019	52,945

Income before income taxes	4,104	3,030	13,514	10,490
Income tax expense	967	666	3,033	2,327
Net Income	$3,137	$2,364	$10,481	$8,163

Weighted-average basic shares outstanding	6,407	6,407	6,407	6,397
Basic earnings per common share	$0.49	$0.37	$1.64	$1.28

Adjusted weighted-average diluted shares outstanding	6,443	6,433	6,438	6,427
Diluted earnings per common share	$0.49	$0.37	$1.63	$1.27

	Statement of Condition (Unaudited)
(Dollars in Thousands)	December 31, 2019	September 30, 2019		June 30, 2019	March 31, 2019	December 31, 2018
Assets
Cash & cash equivalents	$39,371	$40,532		$30,630	$38,940	$23,952
Investment securities	68,645	61,571		60,816	63,152	63,169
Mortgage loans held for sale	33,704	48,615		39,288	29,612	37,695
Loans, net of fees and costs	964,710	935,858		885,172	862,372	838,106
Allowance for loan losses	(9,513)	(9,312)		(8,625)	(8,376)	(8,053)
Bank premises and equipment, net	8,636	8,929		9,225	9,276	9,638
Bank owned life insurance	11,859	11,787		11,713	11,641	11,569
Other real estate owned	120	120		120	120	—
Goodwill and intangible assets	4,773	4,841		4,909	4,978	5,046
Other assets	28,656	23,996		22,658	15,799	16,358
Total Assets	$1,150,961	$1,126,937		$1,055,906	$1,027,514	$997,480

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$139,450	$129,302		$127,158	$115,464	$126,150
Interest bearing deposits
Interest checking	94,416	80,588		88,055	112,484	114,610
Money market / savings accounts	305,472	327,643		284,666	286,463	232,653
Certificates of deposit	311,830	320,928	`	340,835	296,302	278,717
Total interest bearing deposits	711,718	729,159		713,556	695,249	625,980
Total deposits	851,168	858,461		840,714	810,713	752,130
Borrowings	126,799	131,588		83,927	88,264	120,538
Subordinated debt	41,904	9,176		9,176	9,239	9,239
Other liabilities	10,395	9,940		7,710	7,306	6,021
Total Liabilities	1,030,266	1,009,165		941,527	915,522	887,928

Stockholders' Equity	120,695	117,772		114,379	111,992	109,552
Total Liabilities & Stockholders’ Equity	$1,150,961	$1,126,937		$1,055,906	$1,027,514	$997,480

	Condensed Statements of Income (Unaudited)
		Three Months Ended
(Dollars in Thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Interest income	$13,877	$13,590	$13,073	$12,324	$11,886
Interest expense	4,213	4,316	4,151	3,847	3,445
Net interest income	9,664	9,274	8,922	8,477	8,441
Provision for loan losses	(38)	705	14	219	319
Non-interest income	8,909	9,814	7,928	6,447	7,464
Non-interest expense	14,507	14,152	14,244	12,117	12,556
Income before income tax expense	4,104	4,231	2,592	2,588	3,030
Income tax expense	967	914	570	582	666
Net Income	$3,137	$3,317	$2,022	$2,006	$2,364

Weighted-average basic shares outstanding	6,407	6,407	6,407	6,407	6,407
Basic earnings per common share	$0.49	$0.52	$0.32	$0.31	$0.37

Adjusted weighted-average diluted shares outstanding	6,443	6,436	6,436	6,436	6,433
Diluted earnings per common share	$0.49	$0.52	$0.31	$0.31	$0.37

	Segment Information
	Three Months Ended December 31, 2019				Three Months Ended December 31, 2018
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$9,582	(3)	85	9,664	$8,208	73	160	8,441
Provision for loan losses	(38)	—	—	(38)	319	—	—	319
Net interest income after provision	9,620	(3)	85	9,702	7,889	73	160	8,122
Non-interest income	789	943	7,177	8,909	532	871	6,061	7,464
Non-interest expense	7,608	794	6,105	14,507	6,204	811	5,541	12,556
Operating Margin	$2,801	146	1,157	4,104	$2,217	133	680	3,030

	Year Ended December 31, 2019				Year Ended December 31, 2018
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$36,019	65	252	36,336	$31,807	289	561	32,657
Provision for loan losses	901	—	—	901	1,577	—	—	1,577
Net interest income after provision	35,118	65	252	35,435	30,230	289	561	31,080
Non-interest income	3,593	3,532	25,973	33,098	1,965	3,717	26,673	32,355
Non-interest expense	27,931	3,266	23,822	55,019	24,108	3,233	25,604	52,945
Operating Margin	$10,780	331	2,403	13,514	$8,087	773	1,630	10,490